August 7, 2007
Board of Directors
FitMedia Inc.
7108–150A Street
Surrey, British Columbia, Canada V3S 2E2

Gentlemen:

     This letter of intent (hereinafter referred to as this “LOI”) summarizes our discussions and reflects our mutual intent to pursue a share exchange between FitMedia Inc., a Delaware corporation (“FitMedia” or “FTME”), whose common stock is quoted on the OTCBB under the symbol “FTME,” and the following entities:

(a) Biomedic Holding Ltd., a British Virgin Islands corporation and the 100% owner of the share capital of Fortune Win Development Group Ltd., a British Virgin Islands corporation;

(b) Prohl Inc., a British Virgin Islands corporation and the 100% owner of the share capital of Success Earn Holdings Limited, a British Virgin Islands corporation (Biomedic Holding Ltd. and Prohl Inc. together being referred to herein as the “Shareholders”);

(c) Fortune Win Development Group, Ltd. which owns 77% of the share capital of Biomedic (HK) Ltd. and Success Earn Holdings Limited which owns 23% of the share capital of Biomedic (HK) Ltd., the latter being a corporation organized and existing under the laws of the Hong Kong SAR of the People’s Republic of China;

(d) Biomedic (HK) Limited owns 100% of the share capital of Biomedic (Shang Hai) Ltd.

(“Biomedic Shanghai”), a corporation organized under the laws of the People’s Republic of China and a wholly owned foreign enterprise (a “WOFE”) pursuant to the foreign investment laws of the People’s Republic of China;

(e) Timothy Crottey, President of FitMedia.

The terms and conditions of the share exchange and ancillary transactions are to proceed as set forth below.

                 The date and time at which the transactions between FitMedia and Biomedic Holdings Ltd. and Prohl Inc. (the “Shareholders”) will be effectuated is referred to as the “Closing.” The parties contemplate that the Closing will occur by September 15, 2007.

1.              Stock Purchase Agreement. Prior to the Closing, the Shareholders or their designees and Timothy Crottey (the “FitMedia Shareholder”) will enter into a stock purchase agreement (the “Stock Purchase Agreement”). The Stock Purchase Agreement will provide for the sale by the FitMedia Shareholder to the Shareholders (or their designees) of 18,600,000 restricted common shares of FTME (the “Affiliate Shares”). The purchase price for the Affiliate Shares, to be delivered at the Closing, will be Five Hundred Fifteen Thousand and no/100 Dollars ($515,000) in cash.

2.              Share Exchange. Upon the satisfaction of all conditions precedent to the Closing, the following exchanges will take place pursuant to the Share Exchange Agreement:

a.	The Shareholders will transfer to FTME all of the outstanding share capital of Fortune Win Development Group Ltd. and Success Earn Holdings Limited.

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August 7, 2007

b.	FTME will issue to the Shareholders Fifty Million (50,000,000) shares of FTME common stock.

                  It is the intent of the parties that, after FTME satisfies the aforesaid covenant and the transfer contemplated by the Stock Purchase Agreement and the Share Exchange Agreement, the Shareholders (or their designees) will hold 68,600,000 of FTME common stock, representing 93.0% of the outstanding capital stock of FTME.

                  Definitive Share Exchange Agreements. FTME and the Shareholders shall proceed to negotiate a definitive share exchange agreement (hereinafter referred to as the “Share Exchange Agreement”), to be drafted by the Shareholders’ counsel, which will contain terms consistent with this LOI and such other terms and conditions as are appropriate under the circumstances. In that regard, the Share Exchange Agreement will prescribe the structure for the Share Exchange whereby the receipt of stock from FTME by the Shareholders will be tax-free under Section 368 of the Internal Revenue Code.

3.              Closing Conditions. FTME’s and the Shareholders’ respective obligations to complete the Share Exchange shall be subject to the satisfaction of usual and customary conditions (any of which is susceptible to waiver by the party affected detrimentally), which shall include, without limitation, the following:

(a)              FTME and the Shareholders shall have executed a mutually satisfactory Share Exchange Agreement consistent with the terms of the transactions set forth in this LOI;

(b)              Each of FTME and the Shareholders shall have been satisfied, within seven days after the date of this LOI (hereinafter referred to as “Due Diligence Deadline”), with the results of its review and investigation of the other and the other’s business (as contemplated by Paragraph 5 below);

(c)              As of the Closing, there shall not be pending any litigation to which FTME, any of the FitMedia Shareholders, Biomedic Shanghai or any of the Shareholders is a party and which is reasonably likely to have a material adverse effect on the businesses of FTME or Biomedic Shanghai, as applicable, or the proposed Share Exchange;

(d)              As of the Closing, FTME shall have no liabilities;

(e)              As of the Closing, the total outstanding capital stock of FTME shall consist of 73,832,064 shares of common stock, and there shall be no options, warrants, employee compensation or other rights to issue common stock or preferred stock issued or outstanding.

(f)              As of the Closing, the common stock of FTME shall be listed for quotation on the OTCBB;

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(g)              FTME shall have filed with the SEC and mailed to its shareholders of record ten days prior to Closing an information statement pursuant to SEC Rule 14f-1, and ten days shall have passed since the date on which it was mailed to the shareholders of record.

(h)              Prior to Closing, Biomedic Shanghai shall have delivered to FTME the financial statements, with a report of Biomedic Shanghai’s independent registered public accountant, and other information required for inclusion in the Current Report that FTME will file with the Securities and Exchange Commission within four business days after the Closing;

(i)              At or prior to the Closing the Board of Directors of FTME shall have elected to the Board such persons as the Biomedic Shanghai shall designate, and at the Closing the prior members of the Board shall resign from the Board.

(j)              At the Closing, the FitMedia Shareholders and the Shareholders shall complete the transactions contemplated in the Stock Purchase Agreement;

(k)              There shall not be any change in, or effect on, either of FTME’s or Biomedic Shanghai’s assets, financial condition, operating results, customer and employee relations, or business prospects or the financial statements theretofore supplied by FTME or Biomedic Shanghai which is, or may reasonably be expected to be, materially adverse to the respective business, operations (as now conducted), assets, prospects or condition, financial or otherwise, of FTME and Biomedic Shanghai or to the proposed Share Exchange.

(l)              Biomedic Shanghai shall have delivered to the FitMedia Shareholders at Closing an opinion of reputable Chinese counsel to the effect that the transactions contemplated by the Stock Purchase Agreement and the Share Exchange Agreement do not violate any laws, rules or policies of the government of the People’s Republic of China.

4.              Business Review. From and after the date on which this LOI has been fully executed (hereinafter referred to as the “Effective Date”) and continuing through the execution of the Share Exchange Agreement and until the Closing, each of FTME and Biomedic Shanghai will be permitted to conduct a full and complete review and investigation, including legal and financial audits, of the business and affairs of the other, and to obtain such information as may be necessary or desirable to permit it to investigate the other’s business, including, without limitation, documentation of its product licenses, agreements, office leases, patents, copyrights, trade secrets, technology licenses and agreements with vendors and customers. Each of FTME and Biomedic Shanghai agrees to give the other and the other’s counsel, accountants, consultants and representatives full access during normal business hours to all of its premises and all of its files, records, contracts and other documents and properties as the other or its counsel, accountants, consultants or representatives may reasonably request.

5.              Exclusivity. Recognizing that the investigations contemplated in the foregoing paragraph, and the drafting of the Share Exchange Agreement, will require Biomedic Shanghai and FTME to expend significant time and expense, and to induce Biomedic Shanghai and FTME to commence such review and drafting, each of FTME, and Biomedic Shanghai and the Shareholders agrees that

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between the date of execution of this LOI and the Termination Date (as defined below), except as contemplated herein, neither it nor its directors, officers, representatives or other agents will encourage any offers from, solicit, encourage or initiate any discussions with, engage in negotiations with, or provide any information to, any person, entity or group concerning any proposed or actual merger, share exchange, sale of substantial assets or similar transaction involving it or any proposed or actual sale of any of its capital stock.

6.              Confidentiality. Neither FTME nor Biomedic Shanghai will, nor will it permit any of its directors, officers, employees, agents, or representatives to, use for any purpose (other than evaluation of the transactions contemplated hereby) or disclose to any third parties, any “Confidential Information” regarding the other. Confidential Information regarding FTME or Biomedic Shanghai shall consist of information obtained directly or indirectly from it in connection with the transactions contemplated herein, but shall not include: (a) any information that already had become or later becomes publicly available; (b) any information that already had been or later is lawfully developed or obtained by the party receiving the information from independent sources; (c) any information the disclosure of which is required by law. If this LOI is terminated or the Share Exchange is not consummated for any other reason, each of Biomedic Shanghai and FTME agrees to return or destroy all documents (including documents stored in electronic media) containing or reflecting Confidential Information regarding the other.

7.              Fees and Expenses. Each party shall be responsible for payment of the fees and expenses that it incurs in connection with the transactions contemplated by this LOI. Each party represents and warrants to the other that no investment banker, broker or finder has been involved in the transactions contemplated herein.

8.              Publicity. No party hereto shall make any public announcement regarding the transactions contemplated hereby without the other party’s prior written approval. The parties will, however, issue a mutually agreeable press release announcing the execution of the Share Exchange Agreement, and FTME will make such filings with the Securities and Exchange Commission as its counsel recommends.

9.              Binding Effect. Although this LOI summarizes many of the major terms of the proposed transaction, the provisions of the first four paragraphs of this LOI are not intended to be, and shall not be, legally binding upon the parties. The provisions of paragraphs 5 through 9, and paragraphs 11 and 12 are intended to be, and shall be, legally binding upon the parties. This LOI may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument.

11.              Non-Refundable Fee. The parties agree that Biomedic Shanghai and/or the Shareholders shall promptly deliver to FitMedia a non-refundable fee upon signing of this LOI in the amount of $25,000. The fee shall be released to FitMedia and shall be refundable if, and only if, Biomedic Shanghai and/or the Shareholders fail to consummate the transactions contemplated hereby by September 15, 2007 because:

  FMTE has delayed or prevented the consummation of the transactions contemplated hereby by refusing or neglecting to take the necessary actions to complete the transaction; or

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  If either the Shareholders or Biomedic Shanghai, upon notice delivered to FTME on or before the Due Diligence Deadline, stating that it or they are not satisfied with their review and investigation of FTME’s business.

12.              Termination. This LOI may be terminated by the respective parties upon written notice in any of the following circumstances: i) by either FTME or the Shareholders, upon notice delivered on or before the Due Diligence Deadline, stating that it or they are not satisfied with its review and investigation of the other party’s business; ii) by either party, if the Stock Purchase Agreement and Share Exchange Agreement have not been signed on or before the Due Diligence Deadline; (iii) by FTME, if $515,000, representing the full purchase price for the Affiliate Shares has not been deposited by or on behalf of Biomedic Shanghai and/or the Shareholders to the trust account of the counsel for Biomedic Shanghai to be held in escrow pending the Closing, or (iii) by either party, if the Closing has not occurred on or prior to September 15, 2007 (the “Final Closing Date”). The date on which such notice of termination is received shall be the “Termination Date.” Each of FTME, Biomedic Shanghai and the Shareholders and agrees that, following the termination of this LOI pursuant to its terms, all Confidential Information obtained from the other will be promptly returned to or destroyed, with such destruction certified by one of its officers.

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August 7, 2007

13.              Extension of Termination. The Final Closing Date may be extended by 30 days by Biomedic Shanghai and/or the Shareholders by delivering to FitMedia an additional non-refundable fee on or prior to the Final Closing Date in the amount of an additional $35,000. The additional $35,000 shall be released to FitMedia and shall be refundable if, and only if, Biomedic Shanghai and/or the Shareholders fail to consummate the transactions contemplated hereby by October 15, 2007 because:

  FMTE has delayed or prevented the consummation of the transactions contemplated hereby by refusing or neglecting to take the necessary actions to complete the transaction.

                  If the foregoing accurately summarizes our understanding, we request that you approve this LOI, returning a signed and dated copy to us.

Very truly yours,

BIOMEDIC HOLDING LIMITED

/s/Chan, Chi Ming
By _______________________________
Name: Chan, Chi Ming
Title: CEO